Delek US Holdings Reports Third Quarter 2015 Results

•	$39 million of shares repurchased year to date through October

•	High splits on incentive distribution right payments reached at Delek Logistics

•	Tyler refinery sales volume reaches record level of 80,200 barrels per day

BRENTWOOD, Tenn.--(BUSINESS WIRE) -- November 3, 2015 -- Delek US Holdings, Inc. (NYSE: DK) (“Delek US”) today announced financial results for its third quarter ended September 30, 2015. Delek US reported a third quarter net income of $18.7 million, or $0.29 per diluted share, versus net income of $72.5 million, or $1.22 per diluted share, for the quarter ended September 30, 2014.

Third quarter 2015 results on a pre-tax basis were reduced by approximately $32.4 million of inventory related expenses consisting of an inventory charge due to the lower of cost or market valuation of $27.3 million and $5.1 million for other inventory related charges due to crude oil and product price movements during the quarter. Also, a $1.6 million net hedging loss, including $5.8 million of unrealized losses, lowered results in the third quarter of 2015. This compares to approximately $12.2 million of inventory related charges and a net hedging gain of $29.7 million, including $3.6 million of unrealized gains, in the third quarter 2014.

On a year-over-year basis, results in the third quarter 2015 benefited from increased throughput at the Tyler, Texas refinery, a higher WTI Gulf Coast 5-3-2 crack spread and improved performance in the logistics and retail segments. In addition, the approximately 48 percent ownership in Alon USA increased pre-tax income by $12.3 million net of associated interest expense. These benefits were more than offset by a $10.57 per barrel change in the Midland WTI and Cushing WTI differential to a premium as compared to a discount in the third quarter 2014, along with the items mentioned above.

Uzi Yemin, Chairman, President and Chief Executive Officer of Delek US stated, "During the quarter we improved throughput sequentially at the Tyler refinery as we matched operating rates to increased commercial demand. The Retail segment had a solid third quarter, and its trailing twelve month contribution margin reached a record amount. Our Logistics performance improved year-over-year, and our joint venture crude oil pipeline projects are expected to be completed in the second half of 2016. Lastly, our cash flow generation has benefited from lower capital expenditures following the completion of the expansion and turnaround at Tyler in March 2015, and we repurchased $39.0 million of stock between late August and the end of October."

Yemin concluded, "We expect our maintenance and regulatory capital expenditure needs in 2016 to be approximately $100 to $110 million. Our cash flow attributed to our ownership of Delek Logistics’ general partner should increase as incentive distribution rights payments have reached the level of high splits based on Delek Logistics’ recent distribution increase. Also, the potential for increased free cash flow from our operations should improve as capital expenditures decline from our 2015 forecast of $227 million. As we enter the fourth quarter, Midland has moved back to a discount and the futures market remains in contango.

Our financial position remains conservative, and we continue to evaluate growth opportunities, including the acquisition of additional shares of Alon USA, while also returning cash to shareholders."

Regular Quarterly Dividend and Share Repurchase

Delek US announced today that its Board of Directors had declared its regular quarterly cash dividend of $0.15 per share. Shareholders of record on November 24, 2015 will receive this cash dividend payable on December 15, 2015.

During the third quarter 2015 approximately 960,000 shares were repurchased for $29.0 million, or $30.22 per share, under the 2015 share repurchase authorization of $125.0 million. On a year-to-date basis from August 2015 through the end of October 2015 approximately 1,326,000 shares were repurchased for $39.0 million, or $29.41 per share, leaving approximately $86.0 million available under this authorization.

Liquidity

As of September 30, 2015, Delek US had a cash balance of $366.3 million and total debt of $953.7 million, resulting in net debt of $587.4 million. This compares to $593.5 million of net debt at June 30, 2015. As of September 30, 2015, Delek US' subsidiary, Delek Logistics Partners, LP (NYSE: DKL) ("Delek Logistics"), had $325.2 million of debt, which is included in the consolidated amounts on Delek US' balance sheet. Excluding Delek Logistics, Delek US had approximately $366.3 million in cash and $628.5 million of debt, or a $262.2 million net debt position.

Refining Segment

	Three Months Ended September 30,
Contribution Margin	2015	2014
($ in millions)
Refining Segment	$47.4	$151.3
Tyler Refinery	$17.1	$86.0
El Dorado Refinery	$32.9	$64.5

Refining contribution margin decreased to $47.4 million from $151.3 million in the third quarter 2014. This decline in year-over-year performance can be attributed to several factors. First, the Midland differential to WTI Cushing moved to a premium from a discount on a year-over-year basis. Second, a net hedging loss of $1.5 million occurred in the third quarter 2015 compared to a $27.9 million hedging gain in the prior year period. Finally, during the third quarter 2015 there was $32.3 million of lower of cost or market valuation and other inventory related charges due to price movements, compared to approximately $12.2 million of inventory related charges in the prior year period.

The WTI Midland crude differential to WTI Cushing declined on a year-over-year basis, averaging a $0.72 per barrel premium in third quarter 2015 compared to an average discount of $9.85 per barrel in the third quarter 2014. This decline in the Midland differential was partially offset by a crude oil futures market that was in contango of $0.54 per barrel in the third quarter 2015 compared to backwardation of $1.30 per barrel in the third quarter 2014. The Gulf Coast 5-3-2 crack spread averaged $16.41 per barrel during the third quarter 2015, an increase from $15.05 per barrel during third quarter 2014.

Tyler, Texas Refinery

Operating Highlights	Three Months Ended September 30,
	2015	2014
Crude Throughput, bpd	71,540	59,981
Total Throughput, bpd	79,908	64,431
Total Sales Volume, bpd	80,177	63,107

Refining Margin, $/bbl sold	$6.12	$19.05

Direct Operating Expense, $ in millions	$28.1	$24.6
Direct Operating Expense, $/bbl sold	$3.81	$4.24

During the third quarter 2015, the Tyler refinery benefited from the 15,000 barrel per day expansion completed in March 2015. This was the primary driver in higher throughputs and sales volume. Direct operating expense increased primarily due to higher employee related expenses, maintenance, and outside services, partially offset by lower chemical, utility and insurance cost on a year-over year-basis.

In addition to the change on a year-over-year basis in the Midland WTI to Cushing WTI differential, included in the refining margin in the third quarter 2015 is approximately $2.0 million of hedging losses and $27.2 million of lower of cost or market valuation and other inventory related charges. Hedging and inventory combined for a $29.2 million, or $3.95 per barrel sold, reduction in refining margin. In the third quarter 2014, results included $15.8 million of hedging gains.

El Dorado, Arkansas Refinery

Operating Highlights	Three Months Ended September 30,
	2015	2014
Crude Throughput, bpd	71,584	80,266
Total Throughput, bpd	76,399	86,690
Total Sales Volume, bpd	78,736	85,880

Refining Margin, $/bbl sold	$8.71	$11.51

Direct Operating Expense, $ in millions	$30.2	$26.4
Direct Operating Expense, $/bbl sold	$4.17	$3.35

During the third quarter 2015, sales volume was reduced primarily due to lower total throughput compared to the prior year period. Direct operating expense increased primarily due to higher utility and outside services on a year-over-year basis.

In addition to the change on a year-over-year basis in the Midland WTI to Cushing WTI differential, included in the refining margin in the third quarter 2015 is approximately $0.5 million of hedging gains and $5.1 million of lower of cost or market valuation and other inventory related charges. Also, during the third quarter 2015, there was $4.2 million of losses related to product price volatility on the Colonial pipeline that lowered the refining margin. In the third quarter 2014, results included $12.1 million of hedging gains.

Logistics Segment

Delek US and its affiliates beneficially own approximately 62 percent (including the 2 percent general partner interest) of all outstanding Delek Logistics units. The logistics segment's results include 100 percent of the performance of Delek Logistics and adjustments for the minority interests are made on a consolidated basis.

The logistics segment's contribution margin in the third quarter 2015 was $29.1 million compared to $23.5 million in the third quarter 2014. On a year-over-year basis, results benefited from an increased contribution from the Paline Pipeline and acquisitions by Delek Logistics over the past year, including the El Dorado, Arkansas rail offloading rack and the Tyler, Texas crude oil storage tank purchased on March 31, 2015 from subsidiaries of Delek US. These factors were partially offset by a lower gross margin per barrel in the west Texas wholesale business.

Retail Segment

	Three Months Ended September 30,
Retail Operating Highlights	2015	2014
Contribution margin, $ in millions	$21.9	$16.4
Operating expenses, $ in millions	$35.5	$36.4

Merchandise margin	28.0%	27.7%
Fuel margin, per gallon	$0.217	$0.194

Store count (end of period)	355	366

Retail segment contribution margin increased year-over-year primarily due to higher fuel margins and gallons sold, combined with increased merchandise sales. Operating expense decreased primarily due to lower credit expenses on a year-over-year basis. Fuel gallons sold increased to 117.9 million from 116.1 million in the prior-year period and merchandise sales increased year over year to $111.3 million compared to $107.0 million. On a same store sales basis, fuel gallons sold increased 0.4% and merchandise sales increased 3.8% from third quarter 2014. At the end of the third quarter 2015, there were a total of 64 large-format stores in the portfolio.

Third Quarter 2015 Results | Conference Call Information

Delek US will hold a conference call to discuss its third quarter 2015 results on Wednesday, November 4, 2015 at 8:30 a.m. Central Time. Investors will have the opportunity to listen to the conference call live by going to www.DelekUS.com and clicking on the Investor Relations tab. Participants are encouraged to register at least 15 minutes early to download and install any necessary software. For those who cannot listen to the live broadcast, a telephonic replay will be available through February 4, 2016 by dialing (855) 859-2056, passcode 55522141. An archived version of the replay will also be available at www.DelekUS.com for 90 days.

Investors may also wish to listen to Delek Logistics’ (NYSE: DKL) third quarter earnings conference call that will be held on November 4, 2015 at 7:30 a.m. Central Time and review Delek Logistics’ earnings press release. Market trends and information disclosed by Delek Logistics may be relevant to the logistics segment reported by Delek US. Both a replay of the conference call and press release for Delek Logistics are available online at www.deleklogistics.com.

About Delek US Holdings, Inc.

Delek US Holdings, Inc. is a diversified downstream energy company with assets in petroleum refining, logistics and convenience store retailing. The refining segment consists of refineries operated in Tyler, Texas and El Dorado, Arkansas with a combined nameplate production capacity of 155,000 barrels per day. Delek US Holdings, Inc. and its affiliates also own approximately 62 percent (including the 2 percent general partner interest) of Delek Logistics Partners, LP. Delek Logistics Partners, LP (NYSE: DKL) is a growth-oriented master limited partnership focused on owning and operating midstream energy infrastructure assets. The retail segment markets motor fuel and convenience merchandise through a network of approximately 355 company-operated convenience store locations operated under the MAPCO Express®, MAPCO Mart®, East Coast®, Fast Food and Fuel™, Favorite Markets®, Delta Express® and Discount Food Mart™ brand names. Delek US Holdings, Inc. also owns approximately 48 percent of the outstanding common stock of Alon USA Energy, Inc. (NYSE: ALJ).

Safe Harbor Provisions Regarding Forward-Looking Statements

This press release contains forward-looking statements that are based upon current expectations and involve a number of risks and uncertainties. Statements concerning current estimates, expectations and projections about future results, performance, prospects and opportunities and other statements, concerns, or matters that are not historical facts are “forward-looking statements,” as that term is defined under the federal securities laws.

Investors are cautioned that the following important factors, among others, may affect these forward-looking statements. These factors include but are not limited to: risks and uncertainties with respect to the quantities and costs of crude oil we are able to obtain and the price of the refined petroleum products we ultimately sell; gains and losses from derivative instruments; changes in the scope, costs, and/or timing of capital and maintenance projects; management's ability to execute its strategy of growth through acquisitions and the transactional risks associated with acquisitions; the effect on our financial results by the financial results of Alon USA Energy, Inc., in which we hold a significant equity investment; operating hazards inherent in transporting, storing and processing crude oil and intermediate and finished petroleum products; our competitive position and the effects of competition; the projected growth of the industries in which we operate; general economic and business conditions, particularly levels of spending relating to travel and tourism or conditions affecting the southeastern United States; and other risks contained in our filings with the United States Securities and Exchange Commission.

Forward-looking statements should not be read as a guarantee of future performance or results and will not be accurate indications of the times at or by which such performance or results will be achieved. Forward-looking information is based on information available at the time and/or management's good faith belief with respect to future events, and is subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in the statements. Delek US undertakes no obligation to update or revise any such forward-looking statements.

Delek US Holdings, Inc.
Consolidated Balance Sheets (Unaudited)

	September 30, 2015	December 31, 2014
	(In millions, except share and per share data)
ASSETS
Current assets:
Cash and cash equivalents	$366.3	$444.1
Accounts receivable	227.5	197.0
Accounts receivable from related parties	2.1	—
Inventory	384.1	469.6
Other current assets	108.5	136.7
Total current assets	1,088.5	1,247.4
Property, plant and equipment:
Property, plant and equipment	2,065.8	1,952.9
Less: accumulated depreciation	(550.8)	(509.6)
Property, plant and equipment, net	1,515.0	1,443.3
Goodwill	73.9	73.9
Other intangibles, net	27.5	21.4
Equity method investments	618.8	—
Other non-current assets	109.8	105.1
Total assets	$3,433.5	$2,891.1
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$443.1	$476.7
Current portion of long-term debt and capital lease obligations	103.7	56.4
Obligation under Supply and Offtake Agreement	160.8	200.9
Accrued expenses and other current liabilities	124.5	122.9
Total current liabilities	832.1	856.9
Non-current liabilities:
Long-term debt and capital lease obligations, net of current portion	850.0	533.3
Environmental liabilities, net of current portion	8.1	8.5
Asset retirement obligations	9.5	9.2
Deferred tax liabilities	261.6	266.3
Other non-current liabilities	52.5	18.5
Total non-current liabilities	1,181.7	835.8
Stockholders’ equity:
Preferred stock, $0.01 par value, 10,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $0.01 par value, 110,000,000 shares authorized, 66,892,775 shares and 60,637,525 shares issued at September 30, 2015 and December 31, 2014, respectively	0.7	0.6
Additional paid-in capital	636.2	395.1
Accumulated other comprehensive loss	(30.8)	(12.6)
Treasury stock, 4,325,314 shares and 3,365,561 shares, at cost, as of September 30, 2015 and December 31, 2014, respectively	(141.6)	(112.6)
Retained earnings	754.5	731.2
Non-controlling interest in subsidiaries	200.7	196.7
Total stockholders’ equity	1,419.7	1,198.4
Total liabilities and stockholders’ equity	$3,433.5	$2,891.1

Delek US Holdings, Inc.
Consolidated Statements of Income

	Three Months Ended September 30,		Nine Months Ended September 30,

	2015	2014	2015	2014
	(Unaudited)		(Unaudited)
	(In millions, except share and per share data)
Net sales	$1,554.2	$2,322.2	$4,397.9	$6,562.6
Operating costs and expenses:
Cost of goods sold	1,355.6	2,035.2	3,799.9	5,786.8
Operating expenses	106.6	100.9	304.0	301.6
General and administrative expenses	34.1	36.0	101.1	97.6
Depreciation and amortization	34.2	29.2	97.4	82.0
Other operating income, net	(0.1)	—	(0.2)	—
Total operating costs and expenses	1,530.4	2,201.3	4,302.2	6,268.0
Operating income	23.8	120.9	95.7	294.6
Interest expense	15.7	10.0	43.1	29.7
Interest income	(0.3)	—	(0.9)	(0.4)
Income from equity method investments	(16.5)	—	(23.9)	—
Other income, net	—	(0.1)	(1.0)	(0.1)
Total non-operating (income) expenses, net	(1.1)	9.9	17.3	29.2
Income before income tax (benefit) expense	24.9	111.0	78.4	265.4
Income tax (benefit) expense	(0.5)	32.8	8.6	84.7
Net income	25.4	78.2	69.8	180.7
Net income attributed to non-controlling interest	6.7	5.7	18.9	19.6
Net income attributable to Delek	$18.7	$72.5	$50.9	$161.1
Basic earnings per share:
Basic earnings per share	$0.30	$1.23	$0.84	$2.73
Diluted earnings per share	$0.29	$1.22	$0.84	$2.70
Weighted average common shares outstanding:
Basic	63,189,399	58,744,099	60,366,532	59,090,291
Diluted	63,658,386	59,302,788	60,894,206	59,673,599
Dividends declared per common share outstanding	$0.15	$0.25	$0.45	$0.75

Delek US Holdings, Inc.
Consolidated Statements of Cash Flows
(In millions)

	Nine Months Ended September 30,
	2015	2014
Cash Flow Data	(Unaudited)
Net cash provided by operating activities	$191.7	$241.7
Net cash used in investing activities	(411.9)	(222.0)
Net cash provided by financing activities	142.4	78.0
Net (decrease) increase in cash and cash equivalents	$(77.8)	$97.7

Delek US Holdings, Inc.
Segment Data (Unaudited)
(In millions)
	Three Months Ended September 30, 2015
	Refining	Logistics	Retail	Corporate, Other and Eliminations	Consolidated
Net sales (excluding intercompany fees and sales)	$1,027.3	$128.5	$396.9	$1.5	$1,554.2
Intercompany fees and sales	180.7	36.6	—	(217.3)	—
Operating costs and expenses:
Cost of goods sold	1,100.7	124.4	339.5	(209.0)	1,355.6
Operating expenses	59.9	11.6	35.5	(0.4)	106.6
Segment contribution margin	$47.4	$29.1	$21.9	$(6.4)	92.0
General and administrative expenses					34.1
Depreciation and amortization					34.2
Other operating income					(0.1)
Operating income					$23.8
Total assets	$1,965.2	$361.8	$440.5	$666.0	$3,433.5
Capital spending (excluding business combinations)	$23.6	$4.1	$4.8	$2.7	$35.2

	Three Months Ended September 30, 2014
	Refining	Logistics	Retail	Corporate, Other and Eliminations	Consolidated
Net sales (excluding intercompany fees and sales)	$1,618.4	$198.2	$505.1	$0.5	$2,322.2
Intercompany fees and sales	183.8	29.8	—	(213.6)	—
Operating costs and expenses:
Cost of goods sold	1,598.5	194.1	452.3	(209.7)	2,035.2
Operating expenses	52.4	10.4	36.4	1.7	100.9
Segment contribution margin	$151.3	$23.5	$16.4	$(5.1)	186.1
General and administrative expenses					36.0
Depreciation and amortization					29.2
Operating income					$120.9
Total assets	$2,065.5	$316.2	$462.2	$213.7	$3,057.6
Capital spending (excluding business combinations)	$30.1	$0.7	$6.9	$2.2	$39.9

Delek US Holdings, Inc.
Segment Data (Unaudited)
(In millions)
	Nine Months Ended September 30, 2015
	Refining	Logistics	Retail	Corporate, Other and Eliminations	Consolidated
Net sales (excluding intercompany fees and sales)	$2,875.9	$373.8	$1,144.8	$3.4	$4,397.9
Intercompany fees and sales	495.9	106.9	—	(602.8)	—
Operating costs and expenses:
Cost of goods sold	3,022.4	365.3	992.7	(580.5)	3,799.9
Operating expenses	168.1	33.2	103.6	(0.9)	304.0
Segment contribution margin	$181.3	$82.2	$48.5	$(18.0)	$294.0
General and administrative expenses					101.1
Depreciation and amortization					97.4
Other operating income					(0.2)
Operating income					$95.7
Capital spending (excluding business combinations)	$146.8	$13.9	$8.3	$4.6	$173.6

	Nine Months Ended September 30, 2014
	Refining	Logistics	Retail	Corporate, Other and Eliminations	Consolidated
Net sales (excluding intercompany fees and sales)	$4,533.2	$583.9	$1,445.3	$0.2	$6,562.6
Intercompany fees and sales	478.4	84.0	—	(562.4)	—
Operating costs and expenses:
Cost of goods sold	4,468.2	562.9	1,302.9	(547.2)	5,786.8
Operating expenses	168.7	29.6	103.4	(0.1)	301.6
Segment contribution margin	$374.7	$75.4	$39.0	$(14.9)	$474.2
General and administrative expenses					97.6
Depreciation and amortization					82.0
Other operating income					—
Operating income					$294.6
Capital spending (excluding business combinations)	$155.1	$5.0	$20.0	$13.2	$193.3

Refining Segment	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Tyler Refinery	(Unaudited)		(Unaudited)
Days operated in period	92	92	273	273
Total sales volume (average barrels per day)(1)	80,177	63,107	58,531	65,026
Products manufactured (average barrels per day):
Gasoline	41,412	33,846	30,499	34,971
Diesel/Jet	32,034	24,922	23,356	25,473
Petrochemicals, LPG, NGLs	3,606	2,714	2,583	2,473
Other	1,706	1,636	1,285	1,706
Total production	78,758	63,118	57,723	64,623
Throughput (average barrels per day):
Crude oil	71,540	59,981	53,460	58,766
Other feedstocks	8,368	4,450	5,177	6,888
Total throughput	79,908	64,431	58,637	65,654
Per barrel of sales:
Tyler refining margin	$6.12	$19.05	$10.17	$18.37
Direct operating expenses	$3.81	$4.24	$4.59	$4.47

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
El Dorado Refinery	(Unaudited)		(Unaudited)
Days in period	92	92	273	273
Total sales volume (average barrels per day)(2)	78,736	85,880	81,812	76,955
Products manufactured (average barrels per day):
Gasoline	38,068	41,134	39,336	34,510
Diesel	27,206	34,205	28,188	27,569
Petrochemicals, LPG, NGLs	561	711	666	803
Asphalt	6,137	7,567	7,188	5,817
Other	2,717	930	2,083	865
Total production	74,689	84,547	77,461	69,564
Throughput (average barrels per day):
Crude oil	71,584	80,266	74,225	65,735
Other feedstocks	4,815	6,424	4,732	5,703
Total throughput	76,399	86,690	78,957	71,438
Per barrel of sales:
El Dorado refining margin	$8.71	$11.51	$8.46	$9.88
Direct operating expenses	$4.17	$3.35	$4.05	$4.06

Pricing statistics (average for the period presented):
WTI — Cushing crude oil (per barrel)	$46.70	$97.31	$51.10	$99.65
WTI — Midland crude oil (per barrel)	$47.75	$87.04	$50.81	$91.66
US Gulf Coast 5-3-2 crack spread (per barrel)	$16.41	$15.05	$16.67	$15.72
US Gulf Coast Unleaded Gasoline (per gallon)	$1.58	$2.67	$1.66	$2.72
Ultra low sulfur diesel (per gallon)	$1.51	$2.80	$1.68	$2.88
Natural gas (per MMBTU)	$2.75	$3.97	$2.78	$4.57

Logistics Segment	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
	(Unaudited)		(Unaudited)
Pipelines & Transportation: (average bpd)
Lion Pipeline System:
Crude pipelines (non-gathered)	54,973	57,254	55,168	47,098
Refined products pipelines to Enterprise Systems	54,397	65,439	56,294	52,490
SALA Gathering System	20,264	22,258	21,031	22,221
East Texas Crude Logistics System	19,078	4,361	22,270	6,181
El Dorado Rail Offloading Rack	—	—	1,474	—

Wholesale Marketing & Terminalling:
East Texas - Tyler Refinery sales volumes (average bpd)(3)	75,313	59,659	56,553	61,097
West Texas marketing throughputs (average bpd)	18,824	17,923	17,661	17,132
West Texas marketing margin per barrel	$1.50	$2.20	$1.41	$4.09
Terminalling throughputs (average bpd)(4)	126,051	95,024	102,534	94,656

Retail Segment	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
	(Unaudited)		(Unaudited)
Number of stores (end of period)	355	366	355	366
Average number of stores	358	364	360	362
Retail fuel sales (thousands of gallons)	117,942	116,108	342,756	323,333
Average retail gallons per average number of stores (in thousands)	329	319	952	893
Retail fuel margin ($ per gallon)	$0.217	$0.194	$0.178	$0.173
Merchandise sales (in thousands)	$111,330	$107,042	$315,086	$300,136
Merchandise margin %	28.0%	27.7%	28.3%	28.1%
Change in same-store fuel gallons sold	0.4%	5.1%	2.7%	(0.3)%
Change in same-store merchandise sales	3.8%	2.5%	3.6%	3.4%

(1)
Sales volume includes 6,541 bpd and 3,880 bpd sold to the logistics segment during the three and nine months ended September 30, 2015 and 1,810 bpd and 1,117 bpd in the three and nine months ended September 30, 2014, respectively. Sales volume also includes sales of 1,477 bpd and 2,407 bpd of intermediate and finished products to the El Dorado refinery during the three and nine months ended September 30, 2015 and 2,518 bpd and 3,746 bpd of intermediate and finished products to the El Dorado refinery in the three months and nine months ended September 30, 2014, respectively. Sales volume excludes 61 bpd and 2,185 bpd of wholesale activity during the three and nine months ended September 30, 2015, respectively. There was no wholesale activity during the three and nine months ended September 30, 2014.

(2)
Sales volume includes 3,112 bpd and 3,686 bpd of produced finished product sold to the retail segment during the three and nine months ended September 30, 2015, respectively, and 2,792 bpd and 3,559 bpd during the three and nine months ended September 30, 2014, respectively. Sales volume also includes 2,027 and 2,244 bpd of produced finished product sold to the Tyler refinery during the three and nine months ended September 30, 2015, respectively, and 945 and 1,420 bpd during the three and nine months ended September 30, 2014, respectively. Sales volume excludes 27,325 bpd and 25,902 bpd of wholesale activity during the three and nine months ended September 30, 2015, respectively, and 14,597 bpd and 13,319 bpd of wholesale activity during the three and nine months ended September 30, 2014, respectively.

(3)	Excludes jet fuel and petroleum coke

(4)
Consists of terminalling throughputs at our Tyler, Big Sandy and Mount Pleasant, Texas, North Little Rock and El Dorado, Arkansas, and Memphis and Nashville, Tennessee terminals. Throughputs at the El Dorado, Arkansas terminal are for the period from February 10, 2014 through September 30, 2015. Prior to February 10, 2014, the logistics segment did not record revenue for throughput at the El Dorado, Arkansas terminal. Throughputs for the Mount Pleasant Terminal are following its acquisition on October 1, 2014. Barrels per day are calculated for only the days we operated each terminal.

Contacts
Keith Johnson
Delek US Holdings, Inc.
Vice President of Investor Relations
615-435-1366
or
Alpha IR Group
Chris Hodges, Founder & CEO
312-445-2870